Exhibit 99.1

Contacts:	Daniel J. Thomas	Thomas E. Kiraly
	President and	Executive Vice President and
	Chief Executive Officer	Chief Financial Officer
	(972) 364-8111	(972) 364-8217

NORMAN C. PAYSON, M.D. JOINS CONCENTRA

AS CHAIRMAN OF THE BOARD

ADDISON, Texas, November 29, 2005 – Concentra Inc. (“Concentra” or the “Company”), today announced that it has named Norman C. Payson, M.D., as its non-executive Chairman of the Board of Directors.

Dr. Payson, age 57, has spent over two decades as a leading health plan manager and entrepreneur. From 1998 through 2002, he was Chief Executive Officer of Oxford Health Plans, leading its turnaround and subsequent growth to nearly $6 billion in revenues. Prior to that, Dr. Payson was Chief Executive Officer of Healthsource, Inc. from its inception in 1985 through its growth to over three million members and sale to CIGNA Corporation in 1997. Dr. Payson presently serves on the Board of Directors for Baltimore-based XLHealth, a disease management company, and several health care charitable and educational institutions.

In addition to Board duties, Dr. Payson will oversee strategic direction of the Company and will work actively with the Company’s senior management team in pursuing Concentra’s growth and performance objectives. In this role, he will work closely with the Company’s officers, providing guidance and advice reflective of his experience in managing, growing and maximizing shareholder value for public and private companies. In connection with his appointment, Dr. Payson will make an initial $10 million purchase of Concentra Inc. common stock. Additionally, he will receive awards of unrestricted and restricted stock and options to purchase additional shares of common stock.

Commenting on the announcement, Daniel Thomas, Concentra’s President and Chief Executive Officer, said, “We are delighted to announce the addition of Dr. Payson to chair our Board. As a distinguished health care executive, he brings a wealth of experience to our Company that will complement our team and provide leadership for Concentra as we pursue our Company’s growth. With a strong reputation in health care economics and business, we believe Dr. Payson will enhance our Company’s stature among current and prospective clients and customers.”

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Concentra Names Dr. Payson Non-Executive Chairman

November 29, 2005

Dr. Payson said, “I am very enthusiastic about joining Concentra. Concentra has achieved success in the field of workplace healthcare and has brought that experience into many related and complementary businesses with significant growth potential. I am honored to play a role in this exciting Company.”

Dr. Payson is a member of the Board of Overseers and an adjunct Professor at Dartmouth Medical School. He also serves on the Boards of Advisors for the Health Sciences Technology Divisions of the Massachusetts Institute of Technology and Harvard Medical School and is on the Board of Advisors of the Mailman School of Public Health at Columbia University. Dr. Payson is a graduate of the Massachusetts Institute of Technology and received his MD at Dartmouth Medical School.

Concentra Inc., through its wholly owned subsidiary, Concentra Operating Corporation, serves the occupational, auto and group healthcare markets; Concentra provides employers, insurers and payors with a series of integrated services which include employment-related injury and occupational health care, in-network and out-of-network medical claims review and repricing, access to specialized preferred provider organizations, first notice of loss services, case management and other cost containment services. Concentra provides its services to approximately 136,000 employer locations and 3,700 insurance companies, group health plans, third-party administrators and other healthcare payors. The Company has 300 health centers in 40 states. It also operates the FOCUS network, a national workers’ compensation provider network that includes 544,000 individual providers and over 4,400 acute-care hospitals nationwide, and its Beech Street PPO network includes more than 400,000 physicians, over 52,000 ancillary healthcare providers and more than 3,800 acute-care hospitals.

This press release contains certain forward-looking statements, which the Company is making in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that the Company’s actual results may differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the potential adverse impact of governmental regulation on the Company’s operations, changes in nationwide employment and injury rate trends, interruption in its data processing capabilities, operational, financing and strategic risks related to the Company’s capital structure, acquisitions and growth strategy, possible fluctuations in quarterly and annual operations, possible legal liability for adverse medical consequences, competitive pressures, adverse changes in market conditions for the Company’s services, and dependence on key management personnel. Additional factors include those described in the Company’s filings with the Securities and Exchange Commission.

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